Exhibit 99.2

Bakers Footwear Group, Inc.

Excerpts of Third Quarter Fiscal 2009 Results Conference Call Transcript

December 9, 2009

Operator:  Greetings and welcome to the Bakers Footwear Group, Inc. third quarter fiscal 2009 results conference call.  At this time, all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Allison Malkin of ICR.  Thank you, Ms. Malkin, you may begin.

Allison Malkin:  Thank you.  Good morning, everyone.  Before we get started, I would like to remind you of the company’s safe harbor language, which I’m sure you’re all familiar with.  The statements contained in this conference call which are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those suggested in such statements due to a number of risks and uncertainties which are described in the company’s filings with the SEC.

And now, I would like to turn the call over to Bakers’ Chairman, President and CEO, Peter Edison.

Peter Edison:  Thank you, Allison.  Good morning, everyone, and thank you for joining us to discuss our third quarter fiscal 2009 results.  With me today is Charlie Daniel, our Executive Vice President and Chief Financial Officer.  For this morning’s call, I’ll review our third quarter results and provide an update on our current business trends and our expectations for the fourth quarter.  Following this, Charlie will review our financials in more detail.  After my closing remarks, we will open the call to answer questions you have for us today.

While the third quarter typically represents a loss for our company, our performance this quarter reflected a tough comparison to last year when trends favored footwear across multiple categories, versus this year’s strong boot trend which does not represent a significant portion of our mix until the latter part of the quarter.  Despite this we made solid progress towards our team merchandising and financial goals and are optimistic for our business as we start the holiday season.

In total for the third quarter, net sales were $39 million representing a decline of 4.9% from [$]41.1 million for the third quarter last year.  Comparable store sales declined 5.1% following a 4.5% increase last year.  And our net loss was [$]10.2 million or $1.38 per share from a net loss of [$]8.3 million or $1.18 per share last year.  During the quarter customer response to our boot offerings across all styles was strong and led to positive comparable store sales in the month of October.  The strength of the boot category is encouraging for holiday, when boots become a majority of our overall offering.

We also continue to prudently control expenses and inventory.  To this end, selling, general and administrative expenses for the quarter declined [$]400,000 and are down [$]1.3 million year to date.  We are now operating at a substantially lower cost structure than we were two years ago.  Our SG&A and buying costs are $13.9 million lower, expected to be $13.9 million lower for the full year of 2009 compared to the full year of 2007.  Reflecting our continued strong inventory control at quarter end, inventory was down 14%.

As we begin the fourth quarter we are encouraged by our solid start to the holiday season.  We expect our fourth quarter results to include increased net sales, increased comparable store sales, increased positive operating profit. […] Our favorable outlook is based on the strength in the boot category which grows to over 60% of our overall mix in the fourth quarter.  In fact, holiday to date, our comp store sales are up 4%.  This period includes Black Friday (November 27th) through December 6, 2009; and compares to the same period last year.  We also have several strategies in place to maximize the season, including a number of boot promotions designed to increase volume during the holiday season.

Finally, we expect our average unit retail to be flat as the benefit of reduced promotions is offset by the sharper original prices due to our value pricing and increase in private label styles in our stores.  In addition, we will maintain our strategy of buying narrow and deep assortments to improve store profitability and reduce markdowns.  We also continue to have the support of our landlords and vendors in arranging payment terms that are reflective of the company’s seasonal cash flow patterns, in order to manage availability.

In summary, we remain on track to generate improved operating results […] during the fourth quarter.  These results are not enough for us however; we want to make more progress on improving our earnings and returning to profitability.   As such, we have embarked on several new initiatives designed to increase sales and reduce expenses.  Our initiatives to increase sales include: introducing a new first class brand into our stores in 2010 and looking for ways to expand our assortment of products offered for sale.  Our cost reduction initiatives have targeted a further four to five million in expense reductions for 2010 in the areas of merchandise cost reductions, freight expense, store payroll, administrative expenses and more.  We hope these initiatives can help us improve our operating results […] yet again in 2010.

Now I would like to turn the call over to Charlie.

Charles Daniel:  Thank you, Peter.  For the third quarter, the 13 weeks ended October 31, 2009, net sales decreased 4.9% to $39 million from $41.1 million in the 13 weeks ended November 1, 2008.  Comparable store sales decreased 5.1% following an increase of 4.5% in the third quarter last year.  Gross profit was $6.8 million or 17.3% of net sales compared to $9 million or 21.9% of net sales in the third quarter last year.  The decline in gross profit was primarily driven by greater promotional activity and lower leverage on buying and occupancy costs, due to the lower sales.

Selling expenses for the third quarter of fiscal 2009 decreased 2.8% to $9.7 million or 24.7% of net sales from $9.9 million or 24.2% of net sales in the third quarter last year.  General and administrative expense for the third quarter of fiscal 2009 decreased 3.6% to $3.9 million or 9.9% of net sales from $4 million or 9.8% of net sales in the third quarter of last year.  These decreases reflect our continuing efforts to control our operating costs.  During the quarter we recognized $2.8 million in non-cash impairment charges related to certain under-performing stores.  This compares to $2.6 million of non-cash impairment charges recognized in the third quarter last year.

Our operating loss for the third quarter of fiscal 2009 was $9.5 million compared to an operating loss of $7.6 million in the prior year period.  Net loss for the third quarter of fiscal 2009 was $10.2 million or $1.38 per share compared to a net loss of $8.3 million or $1.18 per share last year.  For the first nine months of 2009 net sales decreased slightly to $127 million from $128 million in the first nine months of fiscal 2008.  Comparable store sales increased 0.2% compared to a decrease of 0.8% in the first nine months of last year.  We reduced our operating loss for the first nine months of fiscal 2009 by 3.6% to $12.6 million from $13.1 million in the prior year period.  Our net loss totaled $14.7 million or $2.01 per share compared to a net loss of $15.5 million or $2.20 per share in the first nine months last year.

Now, turning to the balance sheet, at the end of the third quarter of fiscal 2009, total inventories remained well controlled, decreasing 14.2% to $23.3 million down from $27.2 million last year.  At quarter end the company’s current liabilities included $7.4 million of long term debt which we were required to classify as current liabilities for accounting purposes.  Despite this classification requirement, we only have scheduled repayments on our long term debt of approximately $2.8 million over the next 12 months.

Now, I will turn the call back over to Peter for closing remarks.

Peter Edison:  Thank you, Charlie.  In summary, we’re pleased with our positioning for the holiday season.  With the right assortments and merchandising strategies in place to drive sales through the remainder of the fourth quarter, our team continues to do a great job of interpreting emerging fashion trends and our customers are responding well to the new assortments.

We’ll continue to execute our fiscal discipline driving down operating costs and expect these strategies to result in significant improvement in operating results for the fourth quarter and 2010.

With that, I’d like to turn the call over to the Operator to begin the question and answer portion.

Operator:  Thank you.  We will now be conducting a question and answer session.  If you would like to ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  One moment while we poll for questions.

Our first question is from Mr. Ronald Bookbinder of Global Hunter Securities.  Please proceed with your question.

Ronald Bookbinder:  Good morning.

Peter Edison:  Morning Ron.

Ronald Bookbinder:  What were the product gross margins this year versus last year?

Peter Edison:  We were slightly below this year versus last year but only because of a swing – the poor little third quarter gets affected by our fourth quarter because of our mark-down accrual.  So that the fact that we are planning a very large fourth quarter both in sales and mark-downs, those mark-downs get accrued into the third quarter and the sales don’t – the sales benefit the fourth quarter.  So, if it wasn’t for that we’d have had an improvement in gross margin in the third quarter.  As it was we ended up with a slight reduction in gross margin.

Ronald Bookbinder:  And for the fourth quarter … you’re looking for a …

Peter Edison:  More of the benefit of that will accrue in the fourth quarter.

Ronald Bookbinder:  Okay, and how much of the fourth quarter is December?

Peter Edison:  December is about half.

Ronald Bookbinder:  Okay, so you must be comp-ing – you know, a decent positive number to…

Peter Edison:  Yes, we released the number of 4% for the first 10 days and that’s actually a very positive number because what happens, as you know, in

December there’s always – because of the way the calendar works there is always an extra day before Christmas later in the month and an extra day before New Year’s – an extra day before Christmas in week four and an extra day before New Year’s in week five and your comp is usually depressed early in the month; because it keeps shifting to the right.  […] That’s encouraging because we have that extra day before Christmas in week four and an extra day before New Year’s in week five again this year; and we’re already comp-ing plus.  So, that’s a positive.

Ronald Bookbinder:  Now looking at your inventory down 14%, I take it that should benefit the product margins in the fourth quarter, given that you’re now [inaudible] deep in boots?

Peter Edison:  Correct.  We expect that to significantly help the level of markdowns on carry-over merchandise, will simply be significantly lower than it was the year before.

Ronald Bookbinder:  And so where do you look to end the year, both on inventory and on debt year over year?

Peter Edison:  Inventory will be comparable—it’s somewhere between where we are at today and the same as last year, because-–you know, we expect that our deliveries and sales in the fourth quarter will just leave us down but not down the way it was at 14% down like it is today.  Our debt levels we expect to be lower than last year, both bank loan and long term debt.  The combination of those two could be in the neighborhood of four to five million dollars lower.

Ronald Bookbinder:  Okay.  And this new first price line—that’s going to be a new private label for you guys?

Peter Edison:  Correct.

Ronald Bookbinder:  And, so when do you think you will be taking initial delivery…

Peter Edison:  Probably not until the second half of the year.

Ronald Bookbinder:  Oh, okay.

Peter Edison:  We’re taking our time and developing it carefully.

Ronald Bookbinder:  Okay…

Peter Edison:  But we are excited about both the sales potential and obviously the margin potential inherent…

Ronald Bookbinder:  Are you going to pare down some of your branded items or are you going to cut back on the private label of Bakers…

Peter Edison:  I would say that some of it will be plus and some of it will be reduction in branded footwear.  We expect it to continue to stay strong with a number of key brands but overall we expect there to be a reduction in our percentage of branded footwear.

Ronald Bookbinder:  Will it have any sort of key focus—will it mainly be a boot line or a sandal or a party shoe business?

Peter Edison:  It will have a focus but I really don’t want to talk about it at this date yet…

Ronald Bookbinder:  I understand…

Peter Edison:  for competitive reasons…

Ronald Bookbinder:  Okay, thank you.

Peter Edison:  Thanks Ron.

Operator:  Thank you.  As a reminder, ladies and gentlemen it is star, one to ask a question.  Our next question is from Jody Yen from Buckingham Research Group.  Please proceed with your question.

Jody Yen:  Good morning and thank you for taking my question…

Peter Edison:  Good morning.

Jody Yen:  I just get a sense of—besides boots which other categories did well and which were sort of weak during the third quarter?

Peter Edison:  Really, other than boots and accessories—accessories were quite strong—all the other shoe categories suffered during the third quarter.  So, it’s really a one track season in that regard; not terribly, but they suffered.

Jody Yen:  Okay, and you talked about how you had strong sales from the Black Friday weekend but quarter to date you are running down 2.2%; does this mean that you—November started off weaker?

Peter Edison:  Yeah.  The weather was very warm in the first half of November and I think if you look at the shift between October’s comps being up and November’s being down; it was really the first half of November.  When you are in a boot season boots are almost like coats and sweaters, they’re heavily dependant on co-operating weather.  And it was 10 degrees colder than normal in October and 10 degrees warmer than normal in the first half of November; hence the swings that you got in sales.

Jody Yen:  Okay, thank you.

Peter Edison:  You’re welcome.

Operator:  Thank you.  It is star, one to ask a question at this time.  Our next question is from the line of Ivan Zwick of Raymond James & Associates.  Please proceed with your question.

Ivan Zwick:  Ah, thank you.  One of my questions has been answered on the new first cost line but I got another question:  how do you feel as far as in the coming year that you can return to profitability?

Peter Edison:  We remain hopeful.  We would have to achieve the cost cut initiatives that we have targeted.  And sales would have to be – you know, decent.  And so, all of that is possible.  I would not sit here and project it or do that but it’s certainly achievable and something we are working very hard to get to; hence the renewed effort to find expense savings at our company.

Ivan Zwick:  Okay, it sure appears that you are moving in the right direction so, hopefully for a real good year in 2010, Peter.

Peter Edison:  Thanks Ivan.

Operator:  Thank you.  Mr. Edison, there are no further questions at this time.  I’d like to turn the floor back over to you for closing statements.

Peter Edison:  Very well.  Thank you everyone for joining us and we look forward to speaking to you when we report fourth quarter results in April.

Operator:  Thank you.  This concludes today’s teleconference. You may disconnect your lines at this time.  Thank you for your participation.

[THESE EXCERPTS CONTAIN FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR

FINANCIAL CONDITION, INABILITY TO COMPLY WITH NASDAQ LISTING REQUIREMENTS AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORTS ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.]